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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF WEBMETHODS, INC.

webMethods Germany GmbH, a wholly owned subsidiary organized in Germany

webMethods BV, a wholly owned subsidiary organized in The Netherlands

webMethods UK Ltd., a wholly owned subsidiary organized in the United Kingdom